                                                                    Exhibit 12.1

                       AMERICAN INTERNATIONAL GROUP, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                      NINE MONTHS
                                                  ENDED SEPTEMBER 30,
                                          -----------------------------------
                                                1998               1997
========================================  =================  ================
Income before income taxes,  minority            $4,038,010        $3,476,738
interest, and the cumulative effect of
accounting changes for the year ended
December 31, 1993
Less -- Equity income of less than 50%               83,193            89,193
owned persons
Add -- Dividends from less than 50%                  19,225            20,247
owned persons
----------------------------------------  -----------------  ----------------
                                                  3,974,042         3,407,792

Add -- Fixed charges                              1,476,387         1,340,101
Less -- Capitalized interest                         47,062            35,586
----------------------------------------  -----------------  ----------------
Income before income taxes,  minority
interest, the cumulative effect of               $5,403,367        $4,712,307
accounting changes for the year ended
December 31, 1993,  and fixed charges
========================================  =================  ================
Fixed charges:
            Interest costs                       $1,410,336        $1,284,448
            Rental expenses*                         66,051            55,653
----------------------------------------  -----------------  ----------------
Total fixed charges                              $1,476,387        $1,340,101
========================================  =================  ================
Ratio of earnings to fixed charges                     3.66              3.52
========================================  =================  ================

                                                             YEARS ENDED DECEMBER 31,
                                          -----------------  -----------------------------------------------------  ---------------
                                                1997               1996              1995               1994            1993
========================================  =================  ================  =================  ================  ===============
Income before income taxes,  minority            $4,730,824        $4,056,448         $3,502,200        $2,981,636       $2,628,019
interest, and the cumulative effect of
accounting changes for the year ended
December 31, 1993
Less -- Equity income of less than 50%              119,696           121,347             91,444            54,091           43,966
owned persons
Add -- Dividends from less than 50%                  29,978            13,431              6,515             4,660            4,349
owned persons
----------------------------------------  -----------------  ----------------  -----------------  ----------------  ---------------
                                                  4,641,106         3,948,532          3,417,271         2,932,205        2,588,402

Add -- Fixed charges                              1,834,054         1,614,703          1,483,752         1,404,633        1,213,487
Less -- Capitalized interest                         49,771            50,352             50,746            46,023           42,699
----------------------------------------  -----------------  ----------------  -----------------  ----------------  ---------------
Income before income taxes,  minority
interest, the cumulative effect of               $6,425,389        $5,512,883         $4,850,277        $4,290,815       $3,759,190
accounting changes for the year ended
December 31, 1993,  and fixed charges
========================================  =================  ================  =================  ================  ===============
Fixed charges:
            Interest costs                       $1,753,854        $1,541,670         $1,411,886        $1,335,300       $1,146,654
            Rental expenses*                         80,200            73,033             71,866            69,333           66,833
----------------------------------------  -----------------  ----------------  -----------------  ----------------  ---------------
Total fixed charges                              $1,834,054        $1,614,703         $1,483,752        $1,404,633       $1,213,487
========================================  =================  ================  =================  ================  ===============
Ratio of earnings to fixed charges                     3.50              3.41               3.27              3.05             3.10
========================================  =================  ================  =================  ================  ===============

*           The proportion deemed representative of the interest factor.

The ratios shown are significantly affected as a result of the inclusion of the fixed charges and operating results of AIG Financial Products Corp. and its subsidiaries (AIGFP). AIGFP structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchase assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. The pro forma ratios of earnings to fixed charges, excluding the effects of the operating results of AIGFP, are 5.86, 5.46, 5.44, 5.21, 4.81, 5.28 and 5.70, for the first nine months of 1998 and 1997, and the years ended 1997, 1996, 1995, 1994 and 1993, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.